[ALLBRIGHT LAW OFFICES LETTERHEAD]

Date: January 28, 2011

To:

Peng Xiang Peng Fei Investments Limited
P.O. Box 957, Offshore Incorporation Centre
Road Town, Tortola
British Virgin Islands

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC Legal Counsel to Peng Xiang Peng Fei Investments Limited (“PXPF”), Dong Rong Capital Investment Limited (“HK Dong Rong”) and its subsidiary, Dong Rong (China) Co., Ltd. (“China Dong Rong”), as well as its affiliates, Jinjiang Yinglin Jinduren Fashion Limited (“Yinglin Jinduren” together with PXPF, HK Dong Rong and China Dong Rong collectively “Group Companies”), in connection with the filing of Form S-1. We have been requested to give this opinion on, inter alia, the legal ownership structure of China Dong Rong and the planned transfer of Yinglin Jinduren’s business operations to China Dong Rong.

In rendering this opinion, we have reviewed the originals or copies of the documents listed in Exhibits hereto and certain other documents as we deemed necessary or appropriate to render this opinion which were provided to us by the Group Companies, and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the “Documents”), and we have made investigation of the applicable laws and regulations of the PRC effective and publicly available as of the date of this opinion.

A.  Documents and Assumptions

In our examination of the Documents, we have assumed without independent investigation and inquiry that (“Assumptions”):

i
(a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than Group Companies, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all persons who purport to act for and on behalf of the Group Companies have sufficient legal capacity to enter into and perform the transactions contemplated by the Documents or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than Group Companies; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this opinion, all the information and materials provided to us by the Group Companies are true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

ii.
The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, cancelled, amended, superseded or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iii
All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant Government Agencies, and all the Documents and the factual statements provided to us by the Group Companies, including but not limited to those set forth in the Documents, are complete, true, correct and not misleading. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority which are available to us; and

iv.	The applicable PRC statute, judgment, order or decree, rule, regulation and facts shall remain unchanged as of the date hereof and will not be changed.

This opinion is rendered on the basis of the PRC laws and regulations effective and available to the public as of the date hereof and there is no assurance that any of such laws and regulations will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
.
We have not made any investigation into and do not express any opinion on the laws of any jurisdiction other than the PRC (which, for the purpose of this opinion, excludes the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(b)
“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(c)	“PRC Laws” mean all laws and regulations currently in force and publicly available in the PRC as of the date hereof; and

Based on our review of the Documents and our understanding of the PRC laws, subject to the foregoing Assumptions, qualifications set forth herein, we are of the opinion that:

1.
Dong Rong (China) Co., Ltd. (“China Dong Rong”) has been duly incorporated since November 19, 2009 and validly exists as a wholly foreign-owned enterprise with limited liability under the PRC Laws. 100% of the equity interests in China Dong Rong are owned by the HK Dong Rong.

2.
China Dong Rong has sufficient corporate right, power and authority for it to own, use, lease and license its assets and conduct its business. To our best knowledge after due inquiry, China Dong Rong has not received any notification of proceedings relating to the modification, suspension or revocation of any Governmental Authorizations.

3.
To our best knowledge after due inquiry, the articles of association and the business license of China Dong Rong are in compliance with the requirements of the applicable PRC laws in all material aspects and are in full force and effect.

4.
To our best knowledge after due inquiry, there is no current, pending or threatened PRC legal, regulatory, administrative or other governmental decision, ruling, order, demand, action, proceeding or initiative to which China Dong Rong is a party.

5.
To our best knowledge after due inquiry, each of China Dong Rong has not taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

6.
Yinglin Jinduren currently conducts the business of the manufacture, design and retail sale of clothes.  We have been asked to provide an opinion regarding the planned transfer by Yinglin Jinduren of its business operations to China Dong Rong and the impact, if any, of PRC Laws governing foreign investment enterprises, including the provisions governing foreign ownership of Chinese domestic companies like China Dong Rong, on this proposed transfer.   To our best knowledge after due inquiry, there are no restrictions or prohibitions per the Catalogue for the Guidance of Foreign Investors effective on December 1, 2007 for wholly foreign owned enterprises to operate businesses such as that being operated by Yinglin Jinduren based on its business license, and thus the applicable PRC laws governing foreign investment enterprises, including foreign ownership of Chinese domestic companies, should have no impact on the planned transfer as long as requisite government approvals for the business operations being transferred, if required, have been obtained in connection with such transfer.  China Dong Rong, as a wholly foreign owned enterprise, may conduct the business conducted by Yinglin Jinduren upon the completion of the transfer of Yinglin’s operating business to China Dong Rong.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following additional qualifications:

i.
Our opinion is limited to the PRC Laws of general application effective as of the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC;

ii.	This opinion is intended to be used in the context which is specifically referred to herein;

iii.
The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect;

iv.
This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion; and

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Government Agencies or responsible officers of the Group Companies.

This opinion is rendered at the request of and solely for the benefit of the Company in connection with the above matters. This opinion is intended to be used in the context which is specifically referred to herein. Each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours faithfully,

ALLBRIGHT LAW OFFICES

/s/ Steve Zhu

Steve Zhu
Attorney at Law/Senior Partner
Direct line: (021) 61059116